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                                                                       EXHIBIT 9



                                  BROWN & WOOD
                             ONE WORLD TRADE CENTER
                         NEW YORK, NEW YORK 10048-0557
                            TELEPHONE: 212-839-5300
                            FACSIMILE: 212-839-5599






                                 November 2, 1999




Merrill Lynch Texas Municipal Bond Fund of
Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mill Road
Plainsboro, NJ 08536


Dear Sirs:


     This opinion is furnished in connection with the registration by Merrill Lynch Texas Municipal Bond Fund (the "Fund") of Merrill Lynch Multi-State Municipal Series Trust (the "Trust") of an indefinite number of shares of beneficial interest designated Class A, Class B, Class C and Class D, par value $0.10 per share, of the Fund (the "Shares") under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-1A (File No. 33-40480), as amended (the "Registration Statement").



     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sales of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust, as amended,

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and such other documents as we have deemed relevant to the matters referred to in this opinion.


     Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest of the Fund.


     In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham Dana LLP rendered to the Trust.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.


                                        Very truly yours,


                                        /s/ Brown & Wood
                                        Brown & Wood LLP